Exhibit 23(b)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-236595 on Form S-3 of our reports dated February 17, 2021, relating to the financial statements and financial statement schedule of Alabama Power Company, appearing in this Annual Report on Form 10-K of Alabama Power Company for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP
Birmingham, Alabama
February 17, 2021